Exhibit  23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

          We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 33-4325, 33-54657 and 333-71003) and Form S-8 (No. 333-88130) of Coca-Cola Bottling Co. Consolidated of our report dated February 13, 2003 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Charlotte, North Carolina
March 24, 2003